Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 13, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   EcoEmissions Solutions, Inc. fka Resource Group, Inc.

Dear Sirs:

We were previously the principal auditors for EcoEmissions Solutions, Inc. fka Resource Group, Inc. and we reported on the financial statements of EcoEmissions Solutions, Inc. fka Resource Group, Inc. for the period from inception, April 2, 2007 to May 31, 2009. We have read EcoEmissions Solutions, Inc. fka Resource Group, Inc.'s statements under Item 4 of its Form 8-K, dated August 13, 2009, and we agree with such statements.

For the most recent fiscal period through to August 13, 2009, there have been no disagreements between EcoEmissions Solutions, Inc. fka Resource Group, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501

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